Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-204908

FINAL TERMS SUPPLEMENT (To Prospectus dated April 29, 2016, Product Supplement dated May 2, 2016 and Prospectus Supplement dated May 2, 2016)

Final Terms Supplement

UBS AG Trigger Phoenix Autocallable Optimization Securities

UBS AG $350,000.00 Securities Linked to the American depositary shares of Alibaba Group Holding Limited due on April 11, 2019

Final Terms

Issuer	UBS AG, London Branch
Principal Amount	$10.00 per security. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment) and integral multiples of $10.00 in excess thereof.
Term	Approximately 12 months, unless called earlier.
Underlying Equity	The American depositary shares of Alibaba Group Holding Limited
Contingent Coupon

If the closing price of the underlying equity is equal to or greater than the coupon barrier on any observation date, UBS will pay you the contingent coupon applicable to such observation date.

If the closing price of the underlying equity is less than the coupon barrier on any observation date, the contingent coupon applicable to such observation date will not be payable and UBS will not make any payment to you on the relevant coupon payment date.

The contingent coupon will be a fixed amount based upon equal quarterly installments at the per annum contingent coupon rate. Contingent coupons are not guaranteed and UBS will not pay you the contingent coupon for any observation date on which the closing price of the underlying equity is less than the coupon barrier. The table below reflects the contingent coupon rate of 9.41% per annum. Amounts in the table below may have been rounded for ease of analysis.

Observation Date*	Contingent Coupon (per security)
06-Jul-2018	$0.2353

08-Oct-2018	$0.2353

07-Jan-2019	$0.2353

08-Apr-2019	$0.2353

*Observation dates are subject to the market disruption event provisions set forth in the Trigger Phoenix Autocallable Optimization Securities product supplement (“TPAOS product supplement”).
Contingent Coupon Rate	9.41% per annum (or approximately 2.353% per outstanding quarter).
Automatic Call Feature

The Securities will be called automatically if the closing price of the underlying equity on any observation date is equal to or greater than the initial price. If the Securities are called on any observation date, UBS will pay you on the corresponding coupon payment date a cash payment per Security equal to your principal amount plus the contingent coupon otherwise due on such date pursuant to the contingent coupon feature. No further amounts will be owed to you under the Securities.

Payment at Maturity (per Security)

If the Securities are not called and the final price is equal to or greater than the trigger price and coupon barrier, UBS will pay you a cash payment per Security on the maturity date equal to your principal plus the contingent coupon otherwise due on the maturity date.

If the Securities are not called and the final price is less than the trigger price, UBS will pay you a cash payment on the maturity date of significantly less than the principal amount, if anything, resulting in a loss of principal that is proportionate to the decline of the underlying equity, for an amount equal to $10 + ($10 x underlying return).

Underlying Return	Final Price – Initial Price Initial Price
Closing Price

On any trading day, the last reported sale price (or, in the case of NASDAQ, the official closing price) of the underlying equity during the principal trading session on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.

Initial Price

$167.52, which is the closing price of the underlying equity on the trade date. The initial price is subject to adjustments in the case of certain corporate events, as described in the TPAOS product supplement.

Trigger Price/Coupon Barrier

$120.61, which is 72.00% of the initial price of the underlying equity. The trigger price and coupon barrier are subject to adjustments in the case of certain corporate events, as described in the TPAOS product supplement.

Final Price	The closing price of the underlying equity on the final valuation date. The final price is subject to adjustment in the case of certain corporate events, as described in the TPAOS product supplement.
Trade Date	April 6, 2018
Settlement Date	April 10, 2018
Final Valuation Date	April 8, 2019 (subject to postponement in the event of a market disruption event, as described in the TPAOS product supplement)
Maturity Date	April 11, 2019 (subject to postponement in the event of a market disruption event, as described in the TPAOS product supplement)
Coupon Payment Dates	Three business days following each observation date, except the coupon payment date for the final valuation date will be the maturity date.
CUSIP	90284D364
ISIN	US90284D3641
Valoren	41298446
Tax Treatment

There is no tax authority that specifically addresses the tax treatment of the Securities. UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid derivative contract with respect to the underlying equity and to treat any contingent coupon received by you (including on maturity or upon automatic call) as ordinary income in accordance with your regular method of accounting. Under this characterization you should generally recognize capital gain or loss upon the sale, automatic call, redemption or maturity of your Securities in an amount equal to the amount you receive at such time (other than with respect to any contingent coupon) and the amount that you paid for your Securities.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed on certain “dividend equivalent payments” made to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalent payments made on specified equity-linked instruments issued after 2016. However, on December 2, 2016, the IRS issued Notice 2016-76, which states that the Treasury Department and the IRS intend to amend the applicability dates of the Treasury regulations to provide that the withholding tax will apply to all dividend equivalent payments made on specified equity-linked instruments that have a delta of one (“delta one specified equity-linked instruments”) issued after 2016 and to all dividend equivalent payments made on all specified equity-linked instruments issued after 2017. We have determined that the Securities are not delta one specified equity-linked instruments and, therefore, will not be subject to withholding on dividend equivalent payments. However, it is possible that the Securities could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Securities or the underlying equity, and following such occurrence the Securities could be treated as delta one specified equity-linked instruments that are subject to withholding on dividend equivalent payments.  It is also possible that withholding tax or other Section 871(m) tax could apply to the Securities under these rules if a non-U.S. holder enters, or has entered, into certain other transactions in respect of the underlying equity or the Securities. Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalent payments to the Securities, non-U.S. holders are urged to consult their tax advisor regarding the potential application of Section 871(m) (including in the context of their other transactions in respect of the underlying equity or the Securities, if any) and the 30% withholding tax to an investment in the Securities.

For greater detail and possible alternative tax treatments please see the section entitled “What Are the Tax Consequences of the Securities?” on page 12 of the prospectus supplement and the section entitled “Supplemental U.S. Tax Considerations” beginning on page PS-47 of the TPAOS product supplement.

The estimated initial value of the Securities as of the trade date is $9.68 for Securities linked to the underlying equity. The estimated initial value of the Securities was determined as of the close of the relevant markets on the date of this final terms supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks - Fair value considerations” and “Key Risks - Limited or no secondary market and secondary market price considerations” in this final terms supplement.

Notice to investors: the Securities are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the full principal amount of the Securities at maturity, and the Securities can have downside market risk similar to the underlying equity. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Securities if you do not understand or are not comfortable with the significant risks involved in investing in the Securities.

You should carefully consider the risks described under “Key Risks” in this final terms supplement, under "Key Risks" beginning on page 3 of the prospectus supplement and under ‘‘Risk Factors’’ beginning on page PS-15 of the TPAOS product supplement before purchasing any Securities. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Securities. You may lose some or all of your initial investment in the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this final terms supplement, the previously delivered prospectus supplement, the TPAOS product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

See "Additional Information about UBS and the Securities" in this final terms supplement. The Securities we are offering will have the terms set forth in the Prospectus Supplement dated May 2, 2016 relating to the Securities, the TPAOS product supplement, the accompanying prospectus and this final terms supplement.

Offering of Securities	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security	Total	Per Security	Total	Per Security

Alibaba Group Holding Limited	$350,000.00	$10.00	$5,250.00	$0.15	$344,750.00	$9.85

UBS Financial Services Inc.

UBS Investment Bank

Final Terms Supplement dated April 6, 2018

Additional Information About UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement and a prospectus supplement for the Securities) with the Securities and Exchange Commission, or SEC, for the offering for which this final terms supplement relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

•	Prospectus supplement dated May 2, 2016:
http://www.sec.gov/Archives/edgar/data/1114446/000119312516571174/d164032d424b2.htm
•	TPAOS product supplement dated May 2, 2016:
http://www.sec.gov/Archives/edgar/data/1114446/000119312516570716/d186374d424b2.htm
•	Prospectus dated April 29, 2016:
http://www.sec.gov/Archives/edgar/data/1114446/000119312516569341/d161008d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Trigger Phoenix Autocallable Optimization Securities” or the “Securities” refer to the Securities that are offered hereby. Also, references to the “prospectus supplement” mean the UBS prospectus supplement, dated May 2, 2016, references to "TPAOS product supplement" mean the UBS product supplement, dated May 2, 2016, relating to the Securities generally, and references to the “accompanying prospectus” mean the UBS prospectus titled "Debt Securities and Warrants", dated April 29, 2016.

This final terms supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” and in “Risk Factors” in the TPAOS product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Securities.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here and are comparable to the corresponding risks discussed in the "Key Risks" section of the prospectus supplement, but we urge you to read the more detailed explanation of risks relating to the Securities generally in ‘‘Risk Factors’’ section of the TPAOS product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

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Risk of loss at maturity - The Securities differ from ordinary debt securities in that UBS will not necessarily pay the full principal amount of the Securities at maturity. If the Securities are not called, UBS will repay you the principal amount of your Securities in cash only if the final price of the underlying equity is greater than or equal to the trigger price and will only make such payment at maturity. If the Securities are not called and the final price is less than the trigger price, you will be fully exposed to the negative underlying return and lose some or all of your initial investment in an amount proportionate to the decline in the price of the underlying equity.

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The contingent repayment of your principal applies only at maturity - You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the underlying equity price is above the trigger price.

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You may not receive any contingent coupons - UBS will not necessarily pay periodic contingent coupons on the Securities. If the closing price of the underlying equity on an observation date is less than the coupon barrier, UBS will not pay you the contingent coupon applicable to such observation date. If the closing price of the underlying equity is less than the coupon barrier on each of the observation dates, UBS will not pay you any contingent coupons during the term of, and you will not receive a positive return on, your Securities. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on your Securities.

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Your potential return on the Securities is limited and you will not participate in any appreciation of the underlying equity - The return potential of the Securities is limited to the contingent coupon rate, regardless of the appreciation of the underlying equity. In addition, the total return on the Securities will vary based on the number of observation dates on which the requirements of the contingent coupon have been met prior to maturity or an automatic call. Further, if the Securities are called due to the automatic call feature, you will not receive any contingent coupons or any other payment in respect of any observation dates after the applicable call settlement date. Since the Securities could be called as early as the first observation date, the total return on the Securities could be minimal. If the Securities are not called, you will not participate in any appreciation in the price of the underlying equity even though you will be subject to the underlying equity’s risk of decline. As a result, the return on an investment in the Securities could be less than the return on a direct investment in the underlying equity.

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Higher contingent coupon rates are generally associated with a greater risk of loss - Greater expected volatility with respect to the underlying equity reflects a higher expectation as of the trade date that the price of such underlying equity could close below its trigger price on the final valuation date of the Securities. This greater expected risk will generally be reflected in a higher contingent coupon rate for that Security. However, an underlying equity’s volatility can change significantly over the term of the Securities and the price of the underlying equity for your Securities could fall sharply, which could result in a significant loss of principal.

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Reinvestment risk - The Securities will be called automatically if the closing price of the underlying equity is equal to or greater than the initial price on any observation date. In the event that the Securities are called prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Securities, you will incur transaction costs and the original issue price for such an investment is likely to include certain built-in costs such as dealer discounts and hedging costs.

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Credit risk of UBS - The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

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Market risk - The price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity and (i) in the case of common stock or American depositary shares, its issuer (the "underlying equity issuer") or (ii) in the case of an exchange traded fund, the securities, futures contracts or physical commodities constituting the assets of that underlying equity. These factors include price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Securities, should make your own investigation into the underlying equity issuer and the underlying equity for your Securities. We urge you to review financial and other information filed periodically by the underlying equity issuer with the SEC.

•	Fair value considerations.

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The issue price you pay for the Securities exceeds their estimated initial value - The issue price you pay for the Securities exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we determined the estimated initial value of the Securities by reference to our internal pricing models and it is set forth in this final terms supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the price, volatility and expected dividends on the underlying equity, prevailing interest rates, the term of the Securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date is less than the issue price you pay for the Securities.

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The estimated initial value is a theoretical price; the actual price that you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value - The value of your Securities at any time will vary based on many factors, including the factors described above and in “- Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

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Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date - We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to pricing the Securities on the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.

•	Limited or no secondary market and secondary market price considerations.
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There may be little or no secondary market for the Securities - The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and its affiliates may make a market in each offering of the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

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The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements - For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets for the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

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Price of Securities prior to maturity - The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the volatility of the underlying equity; the dividend rate paid on the underlying equity; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Securities.

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Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices - All other things being equal, the use of the internal funding rates described above under “- Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.

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Owning the Securities is not the same as owning the underlying equity - The return on your Securities may not reflect the return you would realize if you actually owned the underlying equity. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying equity over the term of your Securities. Furthermore, the underlying equity may appreciate substantially during the term of your Securities and you will not participate in such appreciation.

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No assurance that the investment view implicit in the Securities will be successful - It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall. The price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer of the underlying equity. You should be willing to accept the risks of owning equities in general and the underlying equity in particular, and the risk of losing some or all of your initial investment.

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There is no affiliation between the underlying equity issuer, or for Securities linked to exchange traded funds, the issuers of the constituent stocks comprising the underlying equity (the "underlying equity constituent stock issuers"), and UBS, and UBS is not responsible for any disclosure by such issuer(s) - We and our affiliates may currently, or from time to time in the future engage in business with the underlying equity issuer or, if applicable, any underlying equity constituent stock issuers. However, we are not affiliated with the underlying equity issuer or any underlying equity constituent stock issuers and are not responsible for such issuer’s public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the Securities, should make your own investigation into the underlying equity issuer or, if applicable, each underlying equity constituent stock issuer. Neither the underlying equity issuer nor any underlying equity constituent stock issuer is involved in the Securities offered hereby in any way and has no obligation of any sort with respect to your Securities. Such issuer(s) have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

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The calculation agent can make adjustments that affect the payment to you at maturity- For certain corporate events affecting the underlying equity, the calculation agent may make adjustments to the initial price, the coupon barrier, the trigger price and/or the final price of the underlying equity. However, the calculation agent will not make an adjustment in response to all events that could affect the underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the TPAOS product supplement as necessary to achieve an equitable result. In the case of common stock or American depositary shares, following certain corporate events relating to the issuer of the underlying equity where the issuer is not the surviving entity, the amount of cash you receive at maturity may be based on the common stock or American depositary share of a successor to the underlying equity issuer in combination with any cash or any other assets distributed to holders of the underlying equity in such corporate event. Additionally, if the issuer of the underlying equity becomes subject to (i) a reorganization event whereby the underlying equity is exchanged solely for cash, (ii) a merger or consolidation with UBS or any of its affiliates or (iii) an underlying equity is delisted or otherwise suspended from trading, the amount you receive at maturity may be based on the common stock or American depositary shares issued by another company. In the case of an exchange traded fund, following a suspension from trading or if an exchange traded fund is discontinued, the amount you receive at maturity may be based on a share of another exchange traded fund. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Securities. For more information, see the section “General Terms of the Securities — Antidilution Adjustments” beginning on page PS-34 of the TPAOS product supplement. Regardless of any of the events discussed above, any payment on the Securities is subject to the creditworthiness of UBS.

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Potential UBS impact on the market price of the underlying equity - Trading or transactions by UBS or its affiliates in the underlying equity and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equity may adversely affect the market price of the underlying equity and, therefore, the market value of your Securities.

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Potential conflict of interest - UBS and its affiliates may engage in business with the issuer of the underlying equity, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine whether the final price is below the trigger price and accordingly the payment at maturity on your Securities. The calculation agent may also postpone the determination of the final price and the maturity date if a market disruption event occurs and is continuing on the final valuation date and may make adjustments to the initial price, the trigger price, the coupon barrier, the final price and/or the underlying equity itself for certain corporate events affecting the underlying equity. For more information, see the section “General Terms of the Securities — Antidilution Adjustments” beginning on page PS-34 of the TPAOS product supplement. As UBS determines the economic terms of the Securities, including the contingent coupon rate, trigger price and coupon barrier, and such terms include hedging costs, issuance costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

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Potentially inconsistent research, opinions or recommendations by UBS - UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying equity to which the Securities are linked.

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The Securities are not bank deposits: An investment in the Securities carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Securities have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

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Under certain circumstances, the Swiss Financial Market Supervisory Authority (FINMA) has the power to take actions that may adversely affect the Securities - Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Securities, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Securities. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder.

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Dealer incentives - UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation of 1.50% per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Securities in the secondary market.

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Uncertain tax treatment - Significant aspects of the tax treatment of the Securities are uncertain. You should read carefully the sections entitled "What are the Tax Consequences of the Securities" in the prospectus supplement and “Supplemental U.S. Tax Considerations” beginning on page PS-47 of the TPAOS product supplement and consult your tax advisor about your tax situation.

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Exchange rate risk - The Securities are linked to the American depositary shares of a non-U.S. company. Because American depositary shares are denominated in U.S. dollars but represent non-U.S. equity securities that are denominated in a non-U.S. currency, changes in currency exchange rates may negatively impact the value of the American depositary shares. The value of the non-U.S. currency may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, non-U.S. governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, adverse changes in exchange rates may result in reduced returns for the Securities.

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Risks associated with non-U.S. securities markets - The Securities are linked to the American depositary shares of a non-U.S. company. Because non-U.S. equity securities underlying the American depositary shares may be publicly traded in the applicable non-U.S. countries and are denominated in currencies other than U.S. dollars, investments in Securities linked to American depositary shares involve particular risks. For example, the non-U.S. securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the non-U.S. issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the non-U.S. issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies. Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, non-U.S. markets. Securities prices outside the United States are subject to political, economic, financial and social factors that apply in non-U.S. countries. These factors, which could negatively affect non-U.S. securities markets, include the possibility of changes in a non-U.S. government's economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, non-U.S. economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

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There are important differences between the American depositary shares and the ordinary shares of a non-U.S. company - The Securities are linked to the American depositary shares of a non-U.S. company. There are important differences between the rights of holders of American depositary shares and the rights of holders of the ordinary shares. The American depositary shares are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of the depositary, the non-U.S. company and holders of the American depositary shares, which may be different from the rights of holders of the ordinary shares. For example, a company may make distributions in respect of ordinary shares that are not passed on to the holders of its American depositary shares. Any such differences between the rights of holders of the American depositary shares and the rights of holders of the ordinary shares of the non-U.S. company may be significant and may materially and adversely affect the value of the American depositary shares and, as a result, the value of your Securities.

Information about the Underlying Equity

All disclosures regarding the underlying equity are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity. You should make your own investigation into the underlying equity.

The underlying equity will be registered under the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of the underlying equity with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the issuer of the underlying equity under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Alibaba Group Holding Limited

According to publicly available information, Alibaba Group Holding Limited ("Alibaba") is a commerce, cloud computing, media entertainment and advertising and marketing patform company. Alibaba's Chinese retail operations include Taobao Marketplace, a mobile commerce destination, Tmall, a third-party platform for brands and retailers, Juhuasuan, a sales and marketing platform for flash sales, special discounts and promotional events and Rural Taobao, a two-way distribution infrastructure to connect commerce between cities and rural areas. Alibaba also operates 1688.com, a Chinese wholesale marketplace; AliExpress, a global marketplace allowing consumers to buy directly from manufacturers and distributors in China; Tmall Global, a platform within Tmall for overseas brands and retailers to reach Chinese consumers; Alibaba.com, a global online wholesale marketplace; and Lazada, an e-commerce platform across Southeast Asia. Alibaba Cloud offers cloud services including elastic computing, database, storage and content delivery network, large scale computing, security and management and application services. Alibaba has established a mobile media and entertainment business mainly through its acquisitions of Youku Tudou and UCWeb. Alibaba has a profit sharing interest in Ant Financial Services, the financial services group that operates through Alipay, a third-party online payment platform in China. Alibaba derives substantially all of its revenue from the People's Republic of China. Alibaba's American depositary receipts commenced trading on the New York Stock Exchange on September 19, 2014 and therefore has a limited historical performance. Accordingly, historical performance for Alibaba's American depositary receipts is only available since that date. Information filed by Alibaba with the SEC can be located by reference to its SEC file number: 001-36614, or its CIK Code: 0001577552. Alibaba's website is alibabagroup.com. Alibaba's American depositary receipts are listed on the New York Stock Exchange under the ticker symbol "BABA."

Information from outside sources is not incorporated by reference in, and should not be considered part of, this final terms supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Alibaba's American depositary shares, based on daily closing prices on the primary exchange for Alibaba. We obtained the closing prices below from Bloomberg Professional service (“Bloomberg”), without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. Alibaba's closing price on April 6, 2018 was $167.52. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close

09/19/2014	09/30/2014	$93.89	$87.17	$88.85

10/01/2014	12/31/2014	$119.15	$84.95	$103.94

01/02/2015	03/31/2015	$105.03	$81.58	$83.24

04/01/2015	06/30/2015	$93.88	$79.54	$82.27

07/01/2015	09/30/2015	$84.15	$57.39	$58.97

10/01/2015	12/31/2015	$85.40	$58.87	$81.27

01/04/2016	03/31/2016	$79.03	$60.57	$79.03

04/01/2016	06/30/2016	$82.00	$74.23	$79.53

07/01/2016	09/30/2016	$109.36	$78.64	$105.79

10/03/2016	12/30/2016	$108.41	$86.79	$87.81

01/03/2017	03/31/2017	$109.51	$88.60	$107.83

04/03/2017	06/30/2017	$143.95	$107.44	$140.90

07/03/2017	09/29/2017	$180.07	$140.99	$172.71

10/02/2017	12/29/2017	$191.19	$168.96	$172.43

01/02/2018	03/29/2018	$205.22	$173.70	$183.54

04/02/2018*	04/05/2018*	$177.61	$172.07	$172.57

* As of the date of this final terms supplement available information for the second calendar quarter of 2018 includes data for the period from April 2, 2018 through April 5, 2018. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2018.

The graph below illustrates the performance of Alibaba's American depositary shares for the period indicated, based on information from Bloomberg. The solid line represents the trigger price and coupon barrier of $120.61, which is equal to 72.00% of the closing price on April 6, 2018. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We have agreed to sell to UBS Securities LLC and UBS Securities LLC has agreed to purchase, all of the Securities at the issue price to the public less the underwriting discount indicated on the cover of this final terms supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Securities. UBS Securities LLC has agreed to resell all of the Securities to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover of this final terms supplement.

Conflicts of Interest - Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a "conflict of interest" in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in the offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation - The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 1 month after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks - Fair value considerations” and “Key Risks - Limited or no secondary market and secondary market price considerations” in this final terms supplement.

Prohibition of Sales to EEA Retail Investors — The Securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Validity of the Securities

In the opinion of Cadwalader, Wickersham & Taft LLP, as special counsel to the issuer, when the Securities offered by this final terms supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Securities will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Swiss law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Homburger AG, Swiss legal counsel for the issuer, in its opinion dated June 20, 2017 filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 6-K on June 20, 2017. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Securities, authentication of the Securities and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated June 15, 2015 filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 6-K on June 15, 2015.